SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2003

TSI TELECOMMUNICATION HOLDINGS, LLC

TSI TELECOMMUNICATION SERVICES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-88168-01	30-0041664
Delaware	333-88168	06-1262301
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 N. Franklin Street, Suite 700

Tampa, Florida 33602

(Address of Principal Executive Offices, including Zip Code)

(813) 273-3000

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events and Regulation FD Disclosure.

On September 25, 2003, TSI Telecommunication Holdings, LLC (the “Ultimate Parent”), TSI Telecommunication Holdings, Inc (the “Parent”) and TSI Telecommunication Services Inc. (“TSI”) entered into a First Amendment to Credit Agreement (the “First Amendment”) with the lenders signatory thereto and Lehman Commercial Paper Inc., as administrative agent for the lenders (the “Agent”). The First Amendment amends the Credit Agreement among the Ultimate Parent, the Parent, TSI, the lenders from time to time parties thereto, Lehman Brothers Inc., as lead arranger and book manager, and the Agent (the “Credit Agreement”). The First Amendment provides for changes in the financial covenants that (i) increase the maximum consolidated leverage and consolidated senior debt ratios, (ii) reduce the minimum consolidated interest coverage ratios beginning with the third and fourth fiscal quarters of 2003 and the four fiscal quarters of 2004, 2005 and beyond and (iii) reduce the minimum consolidated fixed charge coverage ratio. In addition, the First Amendment increases the permitted level of capital expenditures for fiscal years 2004 and 2005. The First Amendment also evidences the agreement of the lenders that, notwithstanding any contrary accounting treatment under GAAP necessitated by the acquisition of Brience, Inc. (“Brience”) on July 23, 2003, the consolidated net income and consolidated EBITDA of Brience prior to July 23, 2003 will be excluded from any determination of consolidated net income or consolidated EBITDA of the Ultimate Parent and its subsidiaries for purposes of the covenants in the Credit Agreement.

The First Amendment is attached hereto as Exhibit 5.1 and is incorporated herein by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the First Amendment and the Credit Agreement, which was filed as Exhibit 10.1 to the Registrants’ Form S-4 filed on May 13, 2002.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c) Exhibits

5.1	First Amendment to Credit Agreement, dated as of September 25, 2003, by and among the Ultimate Parent, Parent, TSI, the lenders signatory thereto, and the Agent.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, each of the Registrants has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 29, 2003

TSI TELECOMMUNICATION HOLDINGS, LLC

/s/ RAYMOND L. LAWLESS
By:	Raymond L. Lawless
Its:	Chief Financial Officer, Secretary and Manager

TSI TELECOMMUNICATION SERVICES INC.

/s/ RAYMOND L. LAWLESS
By:	Raymond L. Lawless
Its:	Chief Financial Officer, Secretary and Director

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

5.1	First Amendment to Credit Agreement, dated as of September 25, 2003, by and among TSI Telecommunication Holdings, LLC, TSI Telecommunication Holdings, Inc., TSI Telecommunication Services Inc., the lenders signatory thereto, and Lehman Commercial Paper Inc.